News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Announces Stock Repurchase Plan, Dividend
and Annual Meeting Results

Chicago, IL – September 15, 2006 – Methode Electronics, Inc. (Nasdaq: METH.) today announced that its Board of Directors has authorized the Company to repurchase up to 3 million shares of its outstanding common stock through April 30, 2008. Methode expects such repurchases to be effected from time to time, in the open market or in private transactions, subject to market conditions, general business conditions, cash balances and other relevant factors. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

Donald Duda, President and CEO stated, “While Methode will continue to focus on acquisitions, the Company’s share repurchase plan represents an opportunity for Methode to enhance shareholder value.”

In addition, Methode’s Board of Directors has declared a quarterly dividend of $0.05 per share to be paid on October 31, 2006 to common stockholders of record at the close of business on October 13, 2006.

Methode held its annual meeting of stockholders on September 14, 2006 to elect directors and ratify Ernst & Young LLP as the Company’s independent registered public accounting firm. All directors were reelected with no less than 99.8 percent of votes cast. Ernst & Young LLP was ratified with a vote “For” of 98.6 percent.

About Methode Electronics

Methode Electronics, Inc., globally designs, manufactures, and markets component devices and subsystems worldwide for Original Equipment Manufacturers (OEMs). Methode’s components are found in the primary end markets of the automotive, information processing and networking equipment, voice and data communications systems, consumer electronics, aerospace vehicles, rail and other transportation industries and industrial equipment. Our products employ electrical, electronic and opto-electronic technologies, such as sensors, interconnects and controls. Further information can be found on Methode’s website, www.methode.com.